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                                                                        Northern Illinois Gas Company
                                                                        Form 10-Q
                                                                        Exhibit 12.01


                                      NORTHERN ILLINOIS GAS COMPANY
                     COMPUTATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
                                               (Thousands)

                                           Twelve
                                        Months Ended
                                           June 30                    Year Ended December 31
                                            1995        1994      1993      1992       1991      1990

Earnings available to cover
 fixed charges:

 Net income                             $  86,127    $  93,078 $  94,935 $  91,239  $  91,368 $  85,397

 Add:  Income taxes                        47,476       50,958    52,890    49,578     47,664    45,217

       Fixed charges                       38,948       37,729    40,960    41,648     40,969    40,654

       Allowance for funds used
          during construction                (275)        (151)      (64)     (915)      (700)      (51)

 Total                                  $ 172,276    $ 181,614 $ 188,721 $ 181,550  $ 179,301 $ 171,217


Fixed charges:

 Interest on debt                       $  38,417    $  36,726 $  38,949 $  39,773  $  36,270 $  34,345

 Other interest charges and
    amortization of debt discount,
    premium and expense, net                  531        1,003     2,011     1,875      4,699     6,309

 Total                                  $  38,948    $  37,729 $  40,960 $  41,648  $  40,969 $  40,654


Ratio of earnings to fixed charges           4.42         4.81      4.61      4.36       4.38      4.21


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